EXHIBIT 4.1

LOAN AGREEMENT AND PROMISSORY NOTE

This Loan Agreement and Promissory Note (this "Note"), dated as of June 15, 2022, is entered into between Integrated Ventures, Inc., a Nevada corporation (the "Borrower"), and BHP Capital NY, Inc., a Florida corporation (the "Lender").

RECITALS:

RECITALS

A. WHEREAS, Lender has agreed to loan Borrower $500,000.00 for the acquisition of certain equipment (the “Purchased Equipment”) for use in connection with the Borrower’s business.

B. To secure the amounts borrowed to acquire the Purchased Equipment, Borrower is granting to Lender a security interest in the assets and equipment set forth in Schedule A attached hereto (the “Collateral”).

C. As further inducement to enter into this Note, Borrower is issuing to Lender two million (2,000,000) shares of restricted Common Stock of the Borrower in connection with the execution of this Note (the “Inducement Shares”).

D. In full reliance upon the representations made by Borrower in this Note and the other Loan Documents (as defined in Article I of this Note), Lender is willing to make the loan to Borrower upon the terms, covenants and conditions contained in this Note and in the Loan Documents.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Note, Borrower and Lender mutually agree as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, certain terms used in this Note shall have the meanings set forth below:

“Affiliate” shall mean: (a) with respect to a corporation, (i) any officer, manager, or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than twenty percent (20%) of any class of shares or other equity security, or (ii) any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation; and (b) with respect to a partnership, joint venture, or limited liability company, any (i) general partner, manager or member, (ii) general partner or manager of a general partner, manager, or member, (iii) partnership with a common general partner or member, or (iv) co-venturer thereof, and if any general partner, member or co-venturer is a corporation, any Person which is an Affiliate of such corporation. For purposes hereof, “controls” (which includes the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Borrower” means the Borrower named in the opening paragraph of this Note, and as applicable, their respective directors, officers, managers, members, partners, employees and agents.

 “Default Interest Rate” shall mean, in addition to the flat interest charge in Section 2.2(a), an additional rate of interest equal to eighteen percent (18%) per annum, calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and compounded monthly of any amounts outstanding. Interest accruing at the Default Interest Rate shall apply to all claims of Lender under the Loan Documents, both before and after any judgment or arbitration decision affecting the Loan is obtained, whether before or after the maturity date of the Loan (by acceleration or otherwise), whether as a result of a monetary or a non-monetary default, and so long as any part of the Loan remains unpaid. Lender and Borrower agree that the Default Interest Rate is a reasonable approximation of the increase in administration and other internal costs that Lender may incur as a result of the occurrence and continuance of an Event of Default under the Loan.

“Event of Default” shall mean the occurrence and continuance of any of the events listed in Sections 6.1 and 6.2 of this Note.

“Law” or “Laws” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien, or award by or settlement agreement with any federal, state or local governmental authority.

“Loan” shall mean the term financing provided by Lender to Borrower under the terms of this Note in the maximum principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).

“Loan Documents” shall mean the following documents executed in conjunction with and supporting this Note, including, but not limited to, the Uniform Commercial Code Financing Statement; the Issuance Resolution regarding the Inducement Shares; the Transfer Agent Instruction Letter regarding the Reserve Shares; and the Security Agreement; and any other documents between Lender and Borrower or any other party for the benefit of Lender as security for this Note or explicitly referenced in this Note. All of the Loan Documents are incorporated herein by reference.

“Month” or “month” shall mean a calendar month.

“Permitted Uses” or “Permitted Use” the Borrower may use the loan proceeds for the acquisition of the Purchased Equipment and for no other purposes.

 “Person” shall mean and includes an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated association, a joint venture or any other entity or a government or any agency or political subdivision thereof.

“Principal Indebtedness” shall mean the aggregate outstanding principal balance of the Loan and all additional payments provided for in the Loan Documents.

“Purchased Equipment” has that meaning ascribed to it in the Recitals of this Note.

“Security Agreement” shall mean the pledge of the Collateral which shall include a first position pledge of the same.

ARTICLE II

AMOUNT AND TERMS OF LOAN

2.1 Principal Amount of the Loan. The maximum principal amount of the Loan shall be FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) which Borrower represents and warrants will be used for a Permitted Use under the Loans.

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2.2 Interest Accruals and Payments. During the term of the Loan, interest shall accrue on the outstanding Principal Indebtedness and Borrower shall make payments to Lender as follows:

(a) Interest Rate. A flat interest charge of $130,000 shall apply during the term of the loan through the maturity date outlined in Section 2.3 below. This amount shall not be reduced or pro-rated in the event of prepayment. The interest calculation shall be determined monthly while this Note remains outstanding and computed on the basis of a 365/366 day year for the actual number of days elapsed pursuant to the terms of this Note from the date hereof until paid in full.

(b) Default Interest Rate. During any period of time in which an Event of Default has occurred and is continuing, in addition to the flat interest rate charge in Section 2.2(a), interest shall accrue and shall be payable at the Default Interest Rate. This change in the interest rate may result in an increase in the required monthly payment amount. Lender and Borrower intend to conform strictly to applicable usury laws. Therefore, the total amount of interest (as defined under applicable Law) contracted for, charged or collected under this Note will never exceed the highest rate allowed by applicable Law. If Lender contracts for, charges or receives any excess interest, it will be deemed a mistake. Lender will automatically reform the contract or charge to conform to applicable Law, and if Lender has received excess interest, Lender will either refund the excess to Borrower or credit the excess on the unpaid amounts owing under this Note. All amounts constituting interest will be spread throughout the full term of this Note in determining whether interest exceeds lawful amounts

2.3 Term; Payment Dates; Grid. The duration of the Loan will be six (6) months such that the loan shall mature and be fully due and payable on or before December 15, 2022 (the “Maturity Date”). The first monthly payment of $105,000 plus accrued interest shall be due on July 15, 2022. Thereafter, monthly payments of $105,000 shall be made by Borrower to Lender on the fifteenth (15th) of each month and continue until the Maturity Date unless otherwise paid in full to Lender prior to the Maturity Date. The total outstanding Principal Indebtedness and any and all amounts due and owing herein or under this Note shall be due on or before the Maturity Date. All activity in relation to the Loan shall be recorded on the grid attached to this Note and appropriate notations shall be made on the grid, with the date entered, for all loans and advances, accrued interest and payments of principal and/or interest. Presentment for payment, notice of dishonor, protest and notice of protest are hereby expressly waived.

2.4 Security. The Loan, as evidenced by this Note, shall be secured as follows:

(a) Security Agreement. This Note shall be secured by the Security Agreement in form and content satisfactory to Lender.

(b) Additional Security Agreements. Borrower shall execute and deliver to Lender such additional security agreements and financing statements, including a Uniform Commercial Code Financing Statement, as may reasonably be requested by Lender, all in form and content reasonably satisfactory to Lender, as additional security for the Loan.

(c) In addition to the Inducement Shares and in addition to, and not in lieu of any other remedy or security interest granted herein, including an interest in the Collateral, the Borrower shall instruct its Transfer Agent to hold in reserve for the benefit of the Lender, an additional three million (3,000,000) shares of restricted common stock of the Company as additional Collateral (the “Reserve Shares”). For avoidance of doubt, the Inducement Shares are not part of the Reserve Shares in this Section 2.4(c). Further, the Reserve Shares are a part of, and not in lieu of, any Collateral. Upon complete satisfaction of the repayment obligations of the Borrower under this Note, the Reserve Shares shall be released back to the Borrower. Lender shall execute documents necessary, at Borrower’s expense, to cause the Transfer Agent to release the Reserve Shares back to the Borrower.

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2.5 Late Fee Charges. If any payment required by this Note is not paid when due, Borrower shall pay to Lender a late fee charge equal to $1,500 which both parties agree is a reasonable estimate of the direct costs attributable to such unpaid amounts and not in lieu of any other amounts due and owing hereunder. This fee is in addition to, and not in lieu of, any other amounts due and owing hereunder and in addition to any other remedies the Lender may have hereunder.

2.6 Additional Advances. In the event Lender, in Lender’s sole discretion, and pursuant to the provisions of this Note, but without obligation, makes additional advances to or for the account of Borrower, the sums so advanced, together with interest thereon at the same rate as provided in this Note, shall be deemed added to the Principal Indebtedness of the Loan on the same terms as set forth in this Note and shall be secured by the Loan Documents.

ARTICLE III

CONDITIONS PRECEDENT TO

DISBURSEMENT UNDER THE LOAN

3.1 Conditions Precedent to Closing and Disbursement. Prior to the disbursement of any Loan proceeds to or for the account of Borrower at the closing of the Loan, and as a condition precedent to such disbursement, all of the following conditions must be satisfied as determined by Lender, in Lender’s sole discretion:

(a) Authority. Borrower shall deliver to Lender a certified copy of its articles of incorporation, certificate of organization, and a copy of its bylaws or operating agreement, together with any and all amendments thereto. Borrower shall also provide Lender with: (1) a certificate of good standing relating to it issued by the Nevada Secretary of State; and (2) a resolution authorizing it to enter into the transactions contemplated by this Note. Such resolution shall designate and authorize the individual or individuals executing the Loan Documents on behalf of Borrower to execute and deliver the same.

(b) Loan Documents. Borrower shall sign and deliver to Lender this Note and all of the Loan Documents relating to the Loan requiring their signatures.

(c) Financial Statements. Borrower shall deliver to Lender copies of such financial statements, pro forma financial statements, and such other financial information concerning Borrower, in form acceptable to Lender, as Lender may request.

(d) Bill of Sale for the Purchased Equipment. Borrower shall deliver a bill of sale or similar document evidencing the conveyance of the Purchased Equipment to Borrower and, if applicable, insurance coverage for the Purchased Equipment naming the Lender as an additional named insured in form, scope and substance satisfactory to the Lender in Lender’s sole discretion.

(e) Miscellaneous Items. Borrower shall deliver to Lender such other items, documents and evidences pertaining to the Loan as may reasonably be requested by Lender or Lender’s counsel.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

4.1 Pending Litigation. There is no action, suit or proceeding pending, including without limitation, condemnation proceedings, or, to Borrower’s knowledge, threatened, against or affecting Borrower or any other collateral given to secure payment of this Note in any court of law or equity, or before any governmental or quasi-governmental instrumentality, whether federal, state, county or municipal which may result in any material adverse change in the business prospects, profits or condition of Borrower.

4.2 Authority of Borrower. Borrower is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada. Borrower possesses all requisite power and authority to enter into this Note, to borrow money as contemplated hereby and to carry out the terms, covenants and conditions of the Loan Documents. Borrower’s execution, delivery and performance of this Note and the Loan Documents have been duly authorized and do not violate the provisions of any of Borrower’s organizational documents. The Loan Documents have been duly executed by Borrower and are legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

4.3 Financial Statements. Any and all financial statements and financial information previously delivered to Lender by Borrower, or otherwise made publicly by the Borrower through its Securities and Exchange Commission filings as a public company, and except as may be disclosed in the notes thereto, in all material respects accurately represent the financial condition of Borrower and reflect accurately the assets and properties of Borrower as of the date of such financial statements. No material adverse change has occurred in the financial condition of Borrower as reflected in the financial statements since the dates thereof.

4.4 Defaults and Violations. There exists no material violation of or material default by Borrower and, to the knowledge of Borrower, no event has occurred which, upon the giving of notice or the passage of time, or both, would constitute a material violation or material default with respect to (a) the terms of any instrument executed by Borrower, or (b) any license, permit, statute, ordinance, Law, judgment, order, writ, injunction, decree, rule or regulation of any relevant governmental authority, or any determination or award of any arbitrator to which Borrower may be bound, which in the case of either clause (a) or (b) would reasonably be expected to have a material adverse effect on the financial condition of the Borrower.

4.5 No Conflicting Agreement. Neither the execution and delivery of any of the Loan Documents by Borrower, nor the compliance by Borrower with the terms, covenants and conditions of the Loan Documents will conflict with or constitute a default under any agreement or other instrument to which Borrower is bound or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

4.6 Blocked Persons. Neither Borrower nor any of its Affiliates is a person or entity with whom U.S. persons or entities are restricted or prohibited from doing business under any Laws, orders, statutes, regulations or other governmental action relating to terrorism or money laundering (including Executive Order No. 13224 effective September 24, 2001, and regulations of the Office of Foreign Asset Control of the Department of the Treasury (for purposes hereof, “Blocked Persons”)), and, to the best of Borrower’s knowledge, neither Borrower nor any of its Affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

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4.7 Borrower’s Financial Condition. Borrower has filed and paid all applicable federal and material state and local tax returns or other statements required to be filed. All financial information (other than projections or other forward-looking information) previously delivered to Lender and to be delivered as set forth herein in connection with the Loan and/or relating to Borrower has been and will be true, correct and complete in all material respects as of the date with respect to which such information was furnished and as updated from time to time. Such financial statements fairly present in all material respects the financial condition of Borrower as of the date thereof, subject, in the case of unaudited financial statements, to the absence of footnotes and year-end audit adjustments.

ARTICLE V

COVENANTS

Borrower agrees and covenants with Lender as follows:

5.1 Information; Location of Collateral. At the Closing and thereafter as may be reasonably requested or required by the Lender, the Borrower shall furnish to Lender with reasonable promptness such data and information, financial and otherwise, concerning Borrower as from time to time may reasonably be requested by Lender for purposes of administering compliance with the Loan Documents and perfecting its security interest in the Collateral. The Collateral is, and shall throughout the duration of this Note be, titled in the name of the Borrower. Each item of the Collateral is located in or at the location set forth in Schedule A hereto and shall remain in such location until such time as Lender has consented to a new location with not less than twenty (20) business days’ prior notice. Additionally, Borrower shall furnish to Lender at least twenty (20) business days’ prior notice of any change in Lender’s legal name or trade name, the Lender’s jurisdiction of organization or type of organization, the location of any Lender’s chief executive office, its principal place of business, or any office in which it maintains books or records relating to the Collateral.

5.2 Notice. Borrower shall promptly notify Lender in writing of any of the following:

(a) The existence or occurrence of any event, which with the passage of time, the giving of notice, or both, would constitute an Event of Default under this Note or a default under any of the Loan Documents;

(b) Any events or changes in the financial condition of Borrower occurring since the date of the last financial statement of Borrower delivered to Lender, which individually or cumulatively when viewed in light of prior financial statements, may result in a material adverse change in the financial condition of Borrower; and

(c) Any claim, action or proceeding materially affecting any collateral given to Lender under any of the Loan Documents.

(d) Any relocation of the Collateral, or any other collateral pledged in connection with this Note and in compliance with Section 5.1 above.

5.3 Secondary Financing. There shall be no loans, leases, or other financing junior or senior to the Loan without Lender’s prior written consent.

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5.4 Compliance with Laws; Protection from Liens. Borrower shall comply with all local, state and federal Laws relating to the Purchased Equipment and Borrower’s business and shall reserve, renew and maintain in full force and effect its legal existence and in good standing under the laws of its jurisdiction of organization and in those jurisdictions in which Borrower conducts material business. Borrower shall take reasonable precautions to prevent the filing against the Collateral liens of any kind whatsoever (“Liens”), and if any such Liens are filed, then Borrower shall take reasonable steps to promptly discharge any and all Liens; provided, however, that until distraint, notice of sale, notice of foreclosure, or other action has been commenced to enforce the Liens.

5.5 Duty to Cooperate. Borrower shall cooperate with Lender to give full effect to the terms and provisions of this Note and the other Loan Documents, including, but not limited to: (a) taking action, including, but not limited to, signing or resigning Loan Documents, to grant or perfect the security interests of Lender contemplated by the Loan Documents or to evidence Borrower’s obligations to Lender under the Loan Documents; or (b) resigning Loan Documents to correct any errors in the Loan Documents.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default Not Requiring Notice. The occurrence of any of the following events shall constitute an Event of Default under this Note and the Loan Documents without the requirement of notice from Lender to Borrower:

(a) Nonpayment; Breach of Covenants. The failure of Borrower to pay when due any principal, interest or other charge with respect to the Principal Indebtedness, or the amount of any fee or payment required of Borrower under this Note or any of the Loan Documents within five (5) business days from when due. The failure of Borrower to comply with the covenants outlined in Sections 5.1, 5.2, 5.3, and 5.4.

(b) Assignment. Borrower, without the prior written consent of Lender, assigns this Note or any disbursement or advance to be made hereunder, or any interest therein to any Person.

(c) Voluntary Bankruptcy or Insolvency. The occurrence and continuance of any of the following with respect to the Borrower: (1) the filing by either of them of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties; (2) an assignment by either of them for the benefit of creditors or an admission by either of them, in writing, of an inability to pay their respective debts as they become due; or (3) the entry of a judgment of insolvency against either of them by any state or federal court of competent jurisdiction.

(d) Misrepresentation. Any representation or warranty made by Borrower in connection with an application for the Loan, or in this Note or any of the Loan Documents is or proves to have been materially incorrect when made.

(e) Other Events of Default. The occurrence of any other event or condition described in this Note or other Loan Documents which is for a monetary obligation or states that the occurrence thereof shall constitute an immediate breach, default, or Event of Default.

6.2 Events of Default Requiring Notice. The occurrence and continuance of any of the following events shall constitute an Event of Default under this Note and the Loan Documents following written notice from Lender to Borrower as described below:

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(a) Breach of Other Covenants. The occurrence and continuance of a material default by Borrower under any material term, covenant or condition contained in this Note or any of the Loan Documents.

(b) Litigation. The institution of any litigation or administrative proceeding involving Borrower, this Note, the Security Agreement, and/or any of the other Loan Documents, which has or may have a materially adverse effect on the ability of Borrower to perform any of the obligations under this Note or any of the Loan Documents.

(c) Involuntary Bankruptcy or Receivership. The occurrence and continuance of any of the following with respect to the Borrower: (i) the filing against either of them of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties which is not dismissed within sixty (60) days; (ii) the appointment of a receiver or trustee of any of their respective properties which is not discharged within sixty (60) days; or (iii) the attachment or execution by levy against any substantial portion of any of their respective properties which is not discharged within sixty (60) days.

(d) Material Adverse Change. The reasonable determination by Lender that a material adverse change has occurred in the financial condition of Borrower since delivery of the last dated financial statements to Lender, which is not cured to Lender’s reasonable satisfaction within fifteen (15) days after written notice to Borrower.

(e) Payment Impairment. Any circumstance which, in the reasonable judgment of Lender, impairs the prospect of payment of the Principal Indebtedness in full when and as it becomes due, or otherwise causes Lender to reasonably deem itself insecure, which is not cured to Lender’s reasonable satisfaction within fifteen (15) days after written notice to Borrower.

(f) Other Defaults under the Loan Documents. The occurrence of any other event or condition described in this Note or other Loan Documents other than for a monetary obligation or that does not state that the occurrence thereof shall constitute an immediate breach, default, or Event of Default.

6.3 Remedies. If an Event of Default shall occur and continue after any required notice and lapse of any applicable grace period, all obligations of Lender under this Note, and under the Loan Documents, at the election of Lender, shall cease and terminate, and Lender may: (a) in Lender’s sole and absolute discretion, increase the accruing rate of interest under this Note to the Default Interest Rate; (b) declare the outstanding Principal Indebtedness evidenced by this Note and secured by any other Loan Document immediately due and payable; (c) exercise Lender’s rights with respect to any other collateral given as security for the repayment of the Loan; or (d) exercise any other right or remedy available to Lender pursuant to any Loan Document, or as provided at law or in equity including, without limitation, any right of repossession or similar self-help remedy. Borrower hereby waives any requirement that Lender marshal any of the collateral for the Loan for the benefit of Borrower.

6.4 No Remedy Exclusive. No remedy conferred upon or reserved to Lender under this Note shall be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and concurrent, and shall be in addition to every other remedy given under this Note, the Loan Documents, or now or hereafter existing at law or in equity or by statute. Lender may exercise Lender’s remedies singly, successively or concurrently against Borrower and any other security for the Loan, at the sole and absolute discretion of Lender. No delay or failure to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No act of Lender shall be construed as an election to proceed under any particular remedy provided to Lender under any Loan Document to the exclusion of any other remedy in the same or in any other Loan Document, or as an election of remedies to the exclusion of any other remedy which may then or thereafter be available to Lender.

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ARTICLE VII

MISCELLANEOUS

7.1 Derivative Rights. Any obligation of Lender to make disbursements hereunder is imposed solely and exclusively for the benefit of Borrower and no other Person shall, under any circumstances, be deemed to be a beneficiary of such condition, nor shall it have any derivative claim or action against Lender.

7.2 Amendments. No provision of this Note may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by both Lender and Borrower.

7.3 Binding Effect. This Note shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and assigns.

7.4 Waivers. The failure by Lender to require strict performance by Borrower of any of the undertakings, agreements or covenants contained in this Note shall not waive, affect or diminish any right of Lender hereunder to demand strict compliance and performance with the terms of this Note. Any waiver by Lender of any Event of Default does not waive or affect any other Event of Default hereunder, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements or covenants of Borrower and Lender under this Note shall be deemed to have been waived unless such waiver is evidenced by an instrument in writing signed by the party to be charged specifying such waiver.

7.5 Survival. This Note shall survive the disbursement of the proceeds of the Loan, and each and every one of the obligations and undertakings of Borrower contained herein shall be continuing obligations and undertakings and shall not cease and terminate until all amounts which may accrue pursuant to this Note or any of the Loan Documents are fully paid and all obligations and undertakings of Borrower are fully discharged.

7.6 Notices; Electronic Transmission of Data. Except as otherwise provided in this Note or in any Loan Document, whenever Lender or Borrower desire to give or serve any notice, demand, request or other communication with respect to this Note or any other Loan Document, each such notice shall be in writing and shall be effective only if the notice is delivered by personal service, by nationally-recognized overnight courier, or by mail, postage prepaid, addressed as follows:

If to Lender, to:	BHP Capital NY, Inc. Attention: Bryan Pantofel 45 SW 9th Street, Suite 1603 Miami, Florida 33130

If to Borrower, to:	Integrated Ventures, Inc. Attention: CEO 73 Buck Road, Suite 2 Huntington Valley, Pennsylvania 19006

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Any notice delivered personally or by courier shall be deemed to have been given when delivered. Any notice sent by mail shall be presumed to have been received five (5) business days after deposit in the United States mail, with postage prepaid and properly addressed. Any party may change its address by giving notice to the other party of its new address in the manner provided above. Lender and Borrower agree that certain data related to the Loan Documents (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their affiliates and other parties involved with the subject matter of this Note. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, which is related to the electronic transmission of data.

7.7 Indemnification. Borrower shall defend, save, hold and keep Lender harmless from any and all loss and damage, costs and expenses, incurred by reason of, or in consequence of, any Liens, the operation of the Purchased Equipment, or as a result of Borrower’s failure to repair, maintain, or fix the same in the event of damage or destruction, except for negligent or willful acts of Lender or breach of the Loan Documents by Lender.

7.8 Severability. If any term or provision of this Note shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Note.

7.9 Actions. Lender shall have the right, but not the obligation, to commence, appear in and defend any action or proceeding which might affect Lender’s security or Lender’s rights, duties or liabilities relating to the Loan or this Note.

7.10 No Partnership. Nothing contained in this Note or in any Loan Document shall be construed as creating a joint venture or partnership between Borrower and Lender. There shall be no sharing of losses, costs and expenses between Borrower and Lender, and Lender shall have no right of control or supervision, except as Lender may exercise Lender’s rights and remedies provided hereunder and in the Loan Documents. Lender shall not be liable to Borrower for any loss or potential loss to Borrower that results from Lender’s exercise of Lender’s remedies under the terms of the Loan Documents.

7.11 Interpretation. Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders and neutral genders. The article and section headings contained in this Note are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof.

7.12 Governing Law. This Note and all matters relating hereto shall be governed by, construed and interpreted in accordance with the Laws of the State of Nevada, without giving effect to principles of conflicts of laws.

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7.13 Conflicts. The provisions of the Loan Documents are intended to supplement the provisions of this Note. In the event of any inconsistency between the provisions hereof and the Loan Documents, it is intended that this Note shall control.

7.14 Commissions. No brokerage, finder’s or other fee, commission or compensation shall be paid by Borrower or Lender in connection with the closing of the Loan. Borrower or Lender shall indemnify each other (including attorney fees and costs) against any and all other claims for brokerage and finder’s fees or commissions which may be asserted against the other based on the actions or omissions of the indemnifying party.

7.15 Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument.

7.16 Attorneys’ Fees. Borrower and Lender agree that should either of them default in any of the covenants or agreement contained in this Note or any of the Loan Documents, the defaulting party shall pay all costs and expenses, including reasonable attorneys’ fees and costs, incurred by the non-defaulting party to protect its rights hereunder, regardless of whether an action is commenced or prosecuted to judgment. In addition, Borrower hereby consents to the jurisdiction of the State or Federal Courts located in the State of Florida as the proper and exclusive forum for resolution of disputes under this Note or any of the Loan Documents.

7.17 Revival Clause. If the incurring of any debt by Borrower or the payment of any money or transfer of property to Lender by or on behalf of Borrower, should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any Law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other Law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorney’s fees of Lender related thereto, the liability of Borrower, shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

7.18 Loan Documents; Errors and Omissions. The terms and provisions of this Note and the other Loan Documents are to be construed as a whole according to their fair meaning and not strictly for or against any party. Borrower represents and warrants to Lender that Borrower has reviewed this Note and the Loan Documents, and has had the opportunity to have the same reviewed by Borrower’s attorneys. Any rule or construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Note, to any amendment or modification of this Note, or to any of the Loan Documents. In the event any of the documents evidencing and/or securing the loans outlined herein misstate or inaccurately reflect the true and correct terms and provisions of the loan and said misstatement or inaccuracy is due to unilateral mistake by Lender, mutual mistake by the Lender and Borrower, or clerical error, then in such event the Borrower shall upon request by Lender and to correct such misstatement or inaccuracy, execute such new documents as Lender may deem necessary to remedy said inaccuracy or mistake. Borrower’s failure to initial or execute such documents as requested shall constitute a default under this Note evidencing the loan, and a default under the Security Agreement securing the loan. Borrower irrevocably appoints, designates, and authorizes Lender as its agent (said agency coupled with an interest) to execute and/or file for record any notices or other documents that Lender deems reasonably necessary or desirable in connection with Borrower’s obligations under this Section 7.18 or to perfect or protects its security interest in the Collateral. This power of attorney is solely for the benefit and protection of Lender, and its successors and assigns, and Lender shall no obligation to exercise this power in any event. This power of attorney is a power coupled with an interest and shall be irrevocable so long as any part of the liabilities under the Loan Documents remain unpaid

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7.19 Jury Waiver. BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

7.20 Final Expression. THIS NOTE AND THE LOAN DOCUMENTS ARE THE FINAL EXPRESSION OF THE AGREEMENT AND UNDERSTANDING OF LENDER AND BORROWER WITH RESPECT TO THE LOAN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the date first written above by their respective officers thereunto duly authorized.

Integrated Ventures, Inc.

By Name: Steve Rubakh Title: CEO

BHP Capital NY, Inc.

By Name: Bryan Pantofel Title: President

[SIGNATURE PAGE TO LOAN AGREEMENT]

REPAYMENT GRID

DATE	INITIAL PRINCIPAL AMOUNT	ACCRUED INTEREST	AMOUNT PAID	BALANCE
$500,000

[REPAYMENT GRID TO LOAN AGREEMENT]

Schedule A

(Collateral)

[SCHEDULE A TO LOAN AGREEMENT]